Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2016 relating to the consolidated financial statements of Prosper Marketplace, Inc. and its subsidiaries, and our report dated March 17, 2016 relating to the consolidated financial statements of Prosper Funding LLC and its subsidiary (a wholly owned subsidiary of Prosper Marketplace, Inc.) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to certain related party transactions with its direct parent, Prosper Marketplace, Inc.) appearing in the Annual Report on Form 10-K of Prosper Marketplace, Inc. and its subsidiaries and Prosper Funding LLC and its subsidiary for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

April 12, 2016